State of Delaware
Secretary of State
Division of Corporations
Delivered 10:34 AM 11/27/2013
FILED 10:34 AM 11/27/2013
SRV 131356976 - 3544347 FILE

CERTIFICATE OF MERGER

OF

AMERENENERGY RESOURCES GENERATING COMPANY
(an Illinois corporation)

WITH AND INTO

NEW AERG, LLC
(a Delaware limited liability company)

Pursuant to Section 18-209 of the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq., the undersigned limited liability company has executed this Certificate of Merger:

FIRST: The name of the surviving limited liability company is New AERG, LLC ("New AERG"), a Delaware limited liability company, and the name of the corporation being merged into this surviving limited liability company is AmerenEnergy Resources Generating Company ("AERG"), an Illinois corporation.

SECOND: An Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 27, 2013, between New AERG and AERG, has been approved and executed by New AERG and AERG.

THIRD: The name of the surviving limited liability company shall be New AERG, LLC.

FOURTH: The merger shall be effective at 11:00 am on November 27, 2013.

FIFTH: The executed Merger Agreement is on file at the office of New AERG, located at c/o Ameren Corporation, 1901 Chouteau Avenue, St. Louis, Missouri 63103, the place of business of the surviving limited liability company.

SIXTH: A copy of the Merger Agreement will be furnished by New AERG on request and without cost, to any member of any constituent limited liability company or stockholder of any constituent corporation.

[Signature page follows]

IN WITNESS WHEREOF, New AERG has caused this Certificate of Merger to be executed by its duly authorized officer this 27 day of November, 2013.

NEW AERG, LLC

By: ______________________________
Name: Gregory L. Nelson
Title: Vice President, Secretary and Treasurer

[Signature Page to Certificate of Merger]